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                                                                    Exhibit 99.1

           Excite@Home Issues Preliminary First Quarter Results and Revised Outlook For Operating Results and Near-term Funding Needs

REDWOOD CITY, Calif., April 17 -- Excite@Home (Nasdaq: ATHM), the leader in broadband, announced today that it expects to report first quarter 2001 revenues in the range of $140 million to $145 million, compared to $138 million in the first quarter of 2000, and a loss per share (excluding amortization of goodwill and other non-operational items) in the range of $0.14 to $0.15, compared to a loss of $0.01 per share in the first quarter of 2000. The company expects to report quarter-end cash and short-term investments totaling approximately $105 million, compared to $201 million at December 31, 2000.

Worldwide subscribers to the company's @Home service totaled approximately 3,200,000 as of March 31, 2001, an increase of approximately 450,000 or 16% from 2,750,000 at December 31, 2000. Each of these figures excludes all subscribers of Cablevision Systems Corp., with whom Excite@Home has decided to terminate its relationship. In prior periods, Cablevision subscribers had been included in the company's reported subscriber totals due to the companies' contractual relationship. However, the vast majority of Cablevision subscribers did not utilize Excite@Home's network or content services and did not generate revenue for Excite@Home. The company will seek to recover over 20 million performance-based Excite@Home warrants previously issued to Cablevision.

"Our core broadband business is strong," said Excite@Home chairman and CEO George Bell. "Subscriber growth continues at a rapid rate, our network is performing at record levels of scale and reliability, and we see important new opportunities developing in areas such as content delivery, wholesale services and premium services. However, a weakening advertising environment has adversely affected our narrowband media business. We must focus our financial and human resources on our core business, and make certain that we have the cash resources and the cost structure we need in order to realize the tremendous broadband opportunities before us."

The company said that due primarily to the recent acceleration in the weakness of the market for online advertising and marketing services, Excite@Home now expects to report significantly lower revenues, greater operating losses and more rapid use of cash than previously forecast for the balance of 2001. As a result, an impairment charge associated with the company's media businesses likely will be recorded in the company's first quarter results. The company intends to release its final first quarter results and its outlook for future periods on April 23, 2001.

In light of this weaker financial outlook, Excite@Home is taking several immediate measures to conserve cash and raise additional funds to continue its leadership in broadband services. These measures include:

     o Adoption of a revised operating plan with lower expenses than previously forecast.

     o   Execution today of a non-binding Letter of Agreement with AT&T under which
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         AT&T would provide Excite@Home with $75 million to $85 million in connection with the restructuring of the backbone fiber agreement between the companies and with a joint initiative to maintain and improve current network performance levels.

     o Negotiation of additional debt and/or equity financing from third parties.

     o Continued efforts to focus the company's strategy and resources around its broadband franchise through the potential sale or restructuring of its media operations not directly supporting the company's broadband strategy.

While there can be no assurance that the company will be successful in achieving its targeted expense reductions, completing the definitive agreements contemplated by the Letter of Agreement with AT&T or otherwise raising sufficient additional funds to finance its operations on a timely basis, these measures represent a concerted effort to support the company's core broadband franchise. If the company does not achieve its targeted expense reductions and raise at least $75 million to $80 million by the end of the second quarter, there would be a material adverse impact on the company's operations and liquidity.

Conference call to discuss today's announcement

Excite@Home will host a conference call to discuss this announcement at 6:00 a.m. Pacific Time today, April 17th. A live webcast and archived replay of the teleconference will be available at the company's investor relations website, www.excitehome.net/ir.

Conference call to discuss first quarter results

Excite@Home's first quarter results teleconference will be held on Monday, April 23, 2001 at 2:00 p.m. Pacific Time. A live webcast and archived replay of the teleconference will be available at the company's investor relations website, www.excitehome.net/ir.

About Excite@Home

Excite@Home is the leader in broadband, offering residential and commercial services, with a global footprint of 74 million homes under long-term contract. Excite@Home offers consumers residential broadband services and businesses high-speed commercial services. Excite@Home has over 14 million cable franchise homes under contract outside of North America and localized versions of the Excite service in 15 leading international markets.

Cautionary note regarding forward-looking statements

This press release contains forward-looking statements about Excite@Home's business that are subject to risks and uncertainties. These statements include statements relating to the company's cash position and its ability to support its operations through the balance of the year, its financial outlook for future periods, including revenue and operating losses, and other statements of a forward-looking nature. Actual results may differ materially due to a number of factors, including general adverse economic and industry conditions, increased weakening in demand for the company's advertising and marketing services, the company's ability to negotiate and execute definitive agreements with AT&T as contemplated by the
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Letter of Agreement mentioned in this press release, the company's ability to raise funds through debt or equity financing, the company's ability execute on its expense reduction plans, the company's incurrence of unanticipated expenses, particularly to continue to improve the performance of the company's broadband network, and the company's ability to find buyers for certain business units. There can be no assurance that the company will be able to achieve any of fund raising or cost reduction objectives rapidly enough to avoid a material adverse impact on its operations and liquidity. The preliminary first quarter results reported in this press release are subject to further review by the company, and the actual results may vary materially, particularly as a result of the impairment charge expected to be taken in the quarter. Reported results should not be considered as an indication of future performance. The matters discussed in this press release also involve additional risks and uncertainties described in Excite@Home's form 10-K and other filings with the Securities and Exchange Commission. Excite@Home assumes no obligation to update the forward-looking information contained in this press release. SOURCE Excite@Home

CONTACT: investors, Joe Shiffler, Director, Investor Relations, 650-556-3323, or jshiffler@excitehome.net, or press, Alison Bowman, Director, Public Relations, 650-556-2355, or bowmana@excitehome.net, both of Excite@Home

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